Exhibit 3.6

VAN DOORNE N.V.

TB/RM/EB/60008368

STATUTENWIJZIGING CHC DEN HELDER B.V.

Op vijftien juli tweeduizend negen is voor mij, mr. Ralph Joseph Wilhelm Mulkens, kandidaat-notaris, hierna te noemen: “notaris”, als waarnemer van mr. Daan ter Braak, notaris te Amsterdam, verschenen:

Eline Mark Christina Broekhof, geboren te Geldrop op zeven augustus negentienhonderd drieëntachtig, met kantooradres Jachthavenweg 121, 1081 KM Amsterdam.

De comparante heeft verklaard dat:

•

de algemene vergadering van aandeelhouders van CHC Den Helder B.V., een besloten vennootschap met beperkte aansprakelijkheid, statutair gevestigd te Hoofddorp en kantoorhoudende te Parellaan 9, 2132 WS Hoofddorp, hierna te noemen: de “vennootschap”, op acht juli tweeduizend negen heeft besloten de statuten van de vennootschap partieel te wijzigen, alsmede om de comparante te machtigen deze akte te doen passeren, van welke besluiten blijkt uit een aan deze akte gehecht aandeelhoudersbesluit;

•

de statuten van de vennootschap zijn vastgesteld bij akte van afsplitsing waarbij de vennootschap werd opgericht, verleden op dertien augustus tweeduizend acht voor mr D. ter Braak, notaris te Amsterdam, ter zake waarvan de ministeriële verklaring dat van bezwaren niet is gebleken werd verleend op twintig juni tweeduizend acht onder nummer B.V. 1503413 en sedertdien niet zijn gewijzigd.

Ter uitvoering van vermeld besluit tot statutenwijziging heeft de comparante, handelend als vermeld, verklaard de statuten bij deze gedeeltelijk te wijzigen als volgt:

Artikel 3 zal worden gewijzigd en komt te luiden als volgt:

De vennootschap heeft ten doel:

a.	het uitoefenen van het luchtvaartbedrijf in het algemeen en het verrichten van commercieel vervoer met helicopters, onderhoud aan helicopters en afhandeling van vracht en passagiers in het bijzonder en voorts alles wat naar het oordeel van de directie daarmee verband houdt, het een en ander zowel voor eigen rekening als voor rekening danwel in gemeenschap of samenwerking met derden;

b.	het geven van garanties, het stellen van zekerheden, het zich verbinden als borg of

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hoofdelijk medeschuldenaar, het zich sterk maken of zich naast of voor anderen verbinden, in het bijzonder - doch niet uitsluitend - ten behoeve van dochtermaatschappijen, groepsmaatschappijen en/of deelnemingen van de vennootschap;

c.	het oprichten van, het op enigerlei wijze deelnemen in, het besturen van en het toezicht houden op ondernemingen en vennootschappen;

d.	het financieren van ondernemingen en vennootschappen;

e.	het lenen, uitlenen en bijeenbrengen van gelden daaronder begrepen, het uitgeven van obligaties, schuldbrieven of andere waardepapieren, alsmede het aangaan van daarmee samenhangende overeenkomsten;

f.	het verstrekken van adviezen en het verlenen van diensten aan ondernemingen en vennootschappen waarmee de vennootschap in een groep is verbonden en aan derden;

g.	het verkrijgen, beheren, exploiteren en vervreemden van registergoederen en van vermogenswaarden in het algemeen;

en al hetgeen met vorenstaande verband houdt of daartoe bevorderlijk kan zijn, alles in de ruimste zin van het woord.

Slotbepaling.

De ministeriële verklaring dat van bezwaren niet is gebleken, is verleend op zeven juli tweeduizend negen onder nummer B.V. 1503413, waarvan blijkt uit een schriftelijke verklaring van het Ministerie van Justitie die aan deze akte wordt gehecht.

Slot akte.

De comparante is mij, notaris, bekend.

WAARVAN AKTE,

in minuut verleden te Amsterdam, op de datum in het hoofd van deze akte vermeld. Voordat tot voorlezing is overgegaan is de inhoud van deze akte zakelijk aan de comparante opgegeven en toegelicht. Deze heeft daarna verklaard tijdig van de inhoud van deze akte te hebben kennisgenomen, daarmee in te stemmen en op volledige voorlezing daarvan geen prijs te stellen. Onmiddellijk na beperkte voorlezing van deze akte is zij door de comparante en mij, notaris, ondertekend. w.g. de verschenen persoon en de notaris.

[Notary Seal]	UITGEGEVEN VOOR AFSCHRIFT. door mij, mr. Ralph Joseph Wilhelm Mulkens, kandidaat-notaris, als waanemer van mr. Daan ter Braak, notaris te Amsterdam op 15 juli 2009. /s/ Ralph Joseph Wilhelm Mulkens

2

VAN DOORNE N.V.

The undersigned:

Ralph Joseph Wilhelm Mulkens, candidate civil-law notary, hereinafter referred to as: “civil-law notary”, acting as deputy of Daan ter Braak, civil law notary in Amsterdam:

declares:

that the attached document (Attachment) is a fair but an unofficial English translation of the Deed of Amendment of the Articles of Association of CHC Den Heider B.V., executed before me, civil law notary, on 15 July 2009, in which an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so, the Dutch text will by law govern.

Signed in Amsterdam on 15 July 2009.

[Notary Seal]	/s/ Ralph Joseph Wilhelm Mulkens

VAN DOORNE N.V.

TB/RM/EB/60008368

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so, the Dutch text will by law govern.

AMENDMENT OF THE ARTICLES OF ASSOCIATION OF CHC DEN HELDER B.V.

On the fifteenth day of July two thousand and nine there appeared before me, Ralph Joseph Wilhelm Mulkens, candidate civil-law notary, hereinafter referred to as: “civil-law notary”, acting as a deputy of Daan ter Braak, civil-law notary at Amsterdam:

Eline Maria Christina Broekhof, born in Geldrop on the seventh day of August nineteen hundred and eighty-three, with office address at Jachthavenweg 121,1081 KM Amsterdam (the Netherlands).

The appearer has declared that:

•

the general meeting of shareholders of CHC Den Helder B.V., a private company with limited liability incorporated under the laws of the Netherlands, having its registered office in Hoofddorp (the Netherlands) and its business office at Parellaan 9, 2132 WS Hoofddorp (the Netherlands), hereinafter referred to as: the “company”, has resolved on the eighth day of July two thousand and nine to partially amend the articles of association of the company as stated hereinafter as well as to authorize the appearer to execute this deed of amendment of the articles of association of which resolutions appear from the shareholders’ resolution attached to this deed;

•

the articles of association of the company were drawn up by deed of demerger by which the company was incorporated, executed on the thirteenth day of august two thousand and eight before D. ter Braak, civil-law notary at Amsterdam; the ministerial declaration of no objection with respect to the incorporation was granted on the twentieth day of June two thousand and eight under number B.V. 1503413, and have not been amended since then.

In order to execute said resolution to amend the articles of association, the appearer has declared to partially amend the articles of association as follows:

Article 3 will be amended and shall read as follows:

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The objects of the company are:

a.	to conduct an aircraft company in general and to carry out commercial transport with helicopters, maintenance on helicopters and handling of cargo and passengers in special and everything related thereto, for their own account or joint ownership or working together with third parries;

b.	to furnish guarantees, to provide security, to commit itself as guarantor or severally liable co-debtor, or declares itself jointly or severally liable with or for others, particularly - but not exclusively - to the benefit of companies which are subsidiaries and/or affiliates of the company or in which the company holds any interests;

c.	to incorporate, to participate in any way whatsoever, to manage, to supervise, to operate and to promote enterprises, businesses and companies;

d.	to finance businesses and companies;

e.	to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreements in connection with the aforementioned;

f.	to supply advice and to render services to enterprises and companies with which the company forms a group and to third parties;

g.	to obtain, alienate, manage and exploit registered property and items of property in general;

as well as everything pertaining to the foregoing, relating thereto or conducive thereto, all in the widest sense of the word.

Final statement

The ministerial declaration of no objection was granted on the seventh day of July two thousand and nine under number B.V. 1503413, as stated in the written declaration of the Ministry of Justice, which is attached to this instrument.

Conclusion deed.

The appearer is known to me, civil-law notary.

THIS DEED

drawn up to be kept in the civil-law notary’s custody was executed in Amsterdam on the date first above written.

The contents of this instrument were given and explained to the appearer.

[S]he then declared that [s]he had timely noted and approved the contents and did not want a full reading thereof. Thereupon, after limited reading, this instrument was signed by the appearer and by me, civil-law notary.

2

VOLLEDIGE EN DOORLOPENDE TEKST

VAN DE STATUTEN VAN

CHC Den Helder B.V.,

gevestigd te Hoofddorp.

De ondergetekende:

mr. Ralph Joseph Wilhelm Mulkens, kandidaat-notaris, hierna te noemen: “notaris”, als waarnemer van mr. Daan ter Braak, notaris te Amsterdam,

verklaart:

dat hij zich naar beste weten heeft overtuigd dat de statuten van CHC Den Helder B.V., gevestigd te Hoofddorp, luiden overeenkornstig de aan deze verklaring gehechte tekst. De statuten zijn laatstelijk gewijzigd bij akte verleden voor mij, notaris te Amsterdam, op 15 juli 2009.

De Ministeriële verklaring van geen bezwaar werd verleend op 7 juli 2009, onder nummer B.V. 1503413.

Getekend te Amsterdam op 15 juli 2009.

[Notary Seal]	/s/ Ralph Joseph Wilhelm Mulkens

HOOFDSTUK I.

Begripsbepalingen.

Artikel 1.

In de statuten wordt verstaan onder:

a.	algemene vergadering: het orgaan dat gevormd wordt door aandeelhouders;

b.	algemene vergadering van aandeelhouders: de bijeenkomst van aandeelhouders;

c.	uitkeerbare deel van het eigen vermogen: het deel van het eigen vermogen, dat het geplaatste kapitaal vermeerderd met de reserves die krachtens de wet moeten worden aangehouden, te boven gaat;

d.	jaarrekening: de balans en de winst- en verliesrekening met de toelichting;

e.	jaarvergadering: de algemene vergadering van aandeelhouders, bestemd tot de behandeling en vaststelling van de jaarrekening;

f.	accountant: een registeraccountant of een andere accountant als bedoeld in artikel 393, Boek 2 van het Burgerlijk Wetboek dan wel een organisatie waarin zodanige accountants samenwerken.

HOOFDSTUK II.

Naam, zetel, doel.

Artikel 2. Naam en zetel.

1.	De vennootschap draagt de naam:

CHC Den Helder B.V.

2.	Zij heeft haar zetel te Hoofddorp.

Artikel 3. Doel.

De vennootschap heeft ten doel:

a.	het - al dan niet tezamen met anderen - verwerven en vervreemden van deelnemingen of andere belangen in rechtspersonen, vennootschappen en ondernemingen, het samenwerken daarmee en het besturen daarvan;

b.	het verkrijgen, beheren, exploiteren, bezwaren en vervreemden van goederen - rechten van intellectuele eigendom daaronder begrepen - , zomede het beleggen van vermogen;

c.	het ter leen verstrekken of doen verstrekken van gelden, in het bijzonder - doch niet uitsluitend - aan dochtermaatschappijen, groepsmaatschappijen en/of deelnemingen van de vennootschap - alles met inachtneming van het bepaalde in lid 3 van artikel 9 - , zomede het ter leen opnemen of doen opnemen van gelden;

d.

het sluiten van overeenkomsten waarbij de vennootschap zekerheid stelt, zich als borg of hoofdelijk medeschuldenaar verbindt, zich sterk maakt of zich naast of voor anderen verbindt, in het bijzonder - doch niet uitsluitend - ten behoeve van rechtspersonen en vennootscnappen als hiervoor onder c. bedoeld;

e.	het, niet bedrijfsmatig, doen van periodieke uitketingen, zowel ten titel van pensioen als anderszins; en

f.	het verrichten van al hetgeen met het vorenstaande verband houdt of daartoe bevorderlijk kan zijn.

HOOFDSTUK III.

Kapitaal en aandelen. Register.

Artikel 4. Maatschappelijk kapitaal.

1.	Het maatschappelijk kapitaal bedraagt negentigduizend euro (EUR 90.000).

2.	Het is verdeeld in negentigduizend (90.000) aandelen van één euro (EUR 1).

3.	Alle aandelen luiden op naam en zijn doorlopend genummerd vanaf 1. Aandeelbewijzen worden niet uitgegeven.

Artikel 5. Register van aandeelhouders.

1.	De directie houdt een register waarin de namen en adressen van alle aandeelhouders zijn opgenomen, met vermelding van de datum waarop zij de aandelen hebben verkregen, de datum van erkenning of betekening, alsmede met vermelding van het op ieder aandeel gestorte bedrag.

2.	In het register worden tevens opgenomen de namen en adressen van hen die een recht van vruchtgebruik of pandrecht op aandelen hebben, met vermelding van de datum waarop zij het recht hebben verkregen, alsmede de datum van erkenning of betekening.

3.	Iedere aandeelhouder, iedere vruchtgebruiker en iedere pandhouder is verplicht aan de vennootschap schriftelijk zijn adres op te geven.

4.	Het register wordt regelmatig bijgehouden. Alle inschtijvingen en aantekeningen in het register worden getekend door een directeur.

5.	De directie verstrekt desgevraagd aan een aandeelhouder, een vruchtgebruiker en een pandhouder kosteloos een uittreksel uit het register met betrekking tot zijn recht op een aandeel.

6.	De directie legt het register ten kantore van de vennootschap ter inzage van de aandeelhouders.

HOOFDSTUK IV.

Uitgifte van aaadelen. Eigen aandelen.

Artikel 6. Uitgifte van aandelen. Bevoegd orgaan.

Notariële akte.

1.	Uitgifte van aandelen kan slechts ingevolge een besluit van de algemene vergadering geschieden, voor zover door de algemene vergadering geen ander vennootschapsorgaan is aangewezen.

2.	Voor de uitgifte van een aandeel is voorts vereist een daartoe bestemde ten overstaan van een in Nederland standplaats hebbende notaris verleden akte waarbij de betrokkenen partij zijn.

Artikel 7. Voorwaarden van uitgifte. Voorkeursrecht.

1.	Bij het besluit tot uitgifte van aandelen worden de koers en de verdere voorwaarden van uitgifte bepaald.

2.	Iedere aandeelhouder heeft bij uitgifte van aandelen een voorkeursrecht naar evenredigheid van het gezamenlijk bedrag van zijn aandelen, met inachtneming van de beperkingen volgens de wet.

3.	Een gelijk voorkeursrecht hebben de aandeelhouders bij het verlenen van rechten tot het nemen van aandelen.

4.	Het voorkeursrecht kan, telkens voor een enkele uitgifte, worden beperkt of uitgesloten door het tot uitgifte bevoegde orgaan.

Artikel 8. Storting op aandelen.

1.	Bij uitgifte van elk aandeel moet daarop het gehele nominale bedrag worden gestort.

2.	Stoning op een aandeel moet in geld geschieden voor zover niet een andere inbreng is overeengekomen. Storting in vreemd geld kan slechts geschieden met toestemming van de vennootschap.

Artikel 9. Eigen aandelen.

1.	De vennootschap kan bij uitgifte van aandelen geen eigen aandelen nemen.

2.	De vennootschap mag met inachtneming van het dienaangaande in de wet bepaalde volgestorte eigen aandelen of certificaten daarvan verkrijgen, tot het door de wet toegestane maximum.

3.	Leningen met het oog op het nemen of verkrijgen van aandelen in haar kapitaal of certificaten daarvan, mag de vennootschap verstrekken doch slechts tot ten hoogste het bedrag van de uitkeerbare reserves.

4.	Vervreemding van door de vennootschap gehouden eigen aandelen of certificaten daarvan geschiedt ingevolge een besluit van de algemene vergadering met inachtneming van het bepaalde in de blokkeringsregeling.

5.	Voor een aandeel dat toebehoort aan de vennootschap of aan een dochtermaatschappij daarvan kan in de algemene vergadering geen stem worden uitgebracht; evenmin voor een aandeel waarvan een hunner de certificaten houdt.

HOOFDSTUK V.

Levering van aandelen. Beperkte rechten.

Uitgifte van certificaten.

Artikel 10. Levering van aandelen. Aandeelhoudersrechten.

Vruchtgebruik. Pandrecht. Uitgifte van certificaten.

1.	Voor de levering van een aandeel of de levering van een beperkt recht daarop is vereist een daartoe bestemde ten overstaan van een in Nederland standplaats hebbende notaris verleden akte waarbij de betrokkenen partij zijn.

2.	Behoudens in het geval dat de vennootschap zelf bij de rechtshandeling partij is, kunnen de aan het aandeel verbonden rechten eerst worden uitgeoefend nadat de vennootschap de rechtshandeling heeft erkend of de akte aan haar is betekend overeenkomstig het in de wet daaromtrent bepaalde.

3.	Bij vestiging van een vruchtgebruik of een pandrecht op een aandeel kan het stemrecht slechts aan de vruchtgebruiker of de pandhouder worden toegekend na schriftelijke goedkeuring van de algemene vergadering.

4.	De vennootschap verleent geen medewerking aan de uitgifte van certificaten van haar aandelen.

HOOFDSTUK VI.

Blokkeringsregeling.

Artikel 11.

1.	Een aandeelhouder die één of meer aandelen wenst te vervreemden, is verplicht die aandelen eerst overeenkomstig het hierna in dit artikel bepaalde te koop aan te bieden aan zijn mede-aandeelhouders. Deze aanbiedingsverplichting geldt niet, indien alle aandeelhouders schriftelijk hun goedkeuring aan de betreffende vervreemding hebben gegeven, welke goedkeuring slechts voor een periode van drie maanden geldig is. Evenmin geldt deze aanbiedingsverplichting in het geval de aandeelhouder krachtens de wet tot overdracht van zijn aandelen aan een eerdere aandeelhouder verplicht is.

2.	De prijs waarvoor de aandelen door de andere aandeelhouders kunnen worden overgenomen, wordt vastgesteld door de aanbieder en zijn mede-aandeelhouders. Indien zij niet tot overeenstemming komen, wordt de prijs vastgesteld door een onafhankelijke deskundige, op verzoek van de meest gerede partij te benoemen door de voorzitter van de Kamer van Koophandel en Fabrieken binnen wier ressort de vennootschap statutair is gevestigd, tenzij partijen onderling overeenstemming over de deskundige bereiken. De in de vorige volzin bedoelde deskundige is gerechtigd tot inzage van alle boeken en bescheiden van de vennootschap en tot het verkrijgen van alle inlichtingen waarvan kennisneming voor zijn prijsvaststelling dienstig is.

3.	Indien de mede-aandeelhouders tezamen op meet aandelen reflecteren dan zijn aangeboden, zullen de aangeboden aandelen tussen hen worden verdeeld zoveel mogelijk naar evenredigheid van het aandelenbezit van de gegadigden. Niemand kan ingevolge deze regeling meet aandelen verkrijgen dan waarop hij heeft gereflecteerd.

4.	De aanbieder blijft bevoegd zijn aanbod in te trekken, mits dit geschiedt binnen een maand nadat hem bekend is aan welke gegadigden hij al de aandelen waarop het aanbod betrekking heeft, kan verkopen en tegen welke prijs.

5.	Indien vaststaat dat de mede-aandeelhouders het aanbod niet aanvaarden of dat niet al de aandelen waarop het aanbod betrekking heeft tegen contante betaling worden gekocht, zal de aanbieder de aandelen binnen drie maanden na die vaststelling vrijelijk mogen overdragen.

6.	De vennootschap zelf als houdster van aandelen in haar kapitaal, kan slechts met instemming van de aanbieder gegadigde zijn voor de aangeboden aandelen.

7.	Ingeval van surséance van betaling, faillissement of ondercuratelestelling van een aandeelhouder en ingeval van instelling van een bewind door de rechter over het vermogen van een aandeelhouder dan wel diens aandelen in de vennootschap, of ingeval van overlijden van een aandeelhouder-natuurlijk persoon, moeten de aandelen van de betreffende aandeelhouder worden aangeboden met inachtneming van het hiervoor bepaalde, binnen drie maanden na het plaatsvinden van de betreffende gebeurtenis. Indien alsdan op alle aangeboden aandelen wordt gereflecteerd, kan het aanbod niet worden ingetrokken.

HOOFDSTUK VII.

Bestuur.

Artikel 12. Directie.

Het bestuur van de vennootschap wordt gevormd door een directie bestaande uit één of meer directeuren.

Artikel 13. Benoeming, schorsing en ontslag, bezoldiging.

1.	De directeuren worden benoemd door de algemene vergadering.

2.	Iedere directeur kan te alien tijde door de algemene vergadering worden geschorst en ontslagen.

3.	De bezoldiging en de verdere arbeidsvoorwaarden van iedere directeur worden vastgesteld door de algemene vergadering.

Artikel 14. Bestuurstaak. Besluitvorming. Taakverdeling.

1.	Behoudens de beperkingen volgens de statuten is de directie belast met het besturen van de vennootschap.

2.	De directie kan een reglement vaststellen waarbij regels worden gegeven omtrent de besluitvorming van de directie.

3.	Besluiten van de directie kunnen in plaats van in een vergadering ook bij geschrift worden genomen, mits met algemene stemmen van alle in functie zijnde directeuren. Onder geschrift wordt verstaan elk via gangbare communicatiekanalen overgebracht en op schrift ontvangen bericht.

4.	De directie kan bij een taakverdeling bepalen met welke taak iedere directeur meer in het bijzonder zal zijn belast.

Artikel 15. Vertegenwoordiging.

1.	De directie is bevoegd de vennootschap te vertegenwoordigen. De bevoegdheid tot vertegenwoordiging komt mede aan iedere directeur toe.

2.	De directie kan functionarissen met algemene of beperkte vertegenwoordigingsbevoegdheid aanstellen. Elk hunner vertegenwoordigt de vennootschap met inachtneming van de begrenzing aan zijn bevoegdheid gesteld. Hun titulatuur wordt door de directie bepaald.

3.	In geval van een tegenstrijdig belang tussen de vennootschap en een directeur wordt de vennootschap vertegenwoordigd door één van de overige directeuren. De algemene vergadering is steeds bevoegd één of meer andere personen daartoe aan te wijzen. Indien het een tegenstrijdig belang betreft tussen de vennootschap en alle directeuren of de enige directeur wordt de vennootschap vertegenwoordigd door één of meer door de algemene vergadering aan te wijzen personen.

4.	Ongeacht of er sprake is van een tegenstrijdig belang worden rechtshandelingen van de vennootschap jegens de houder van alle aandelen of jegens een deelgenoot in enige huwelijksgemeenschap waartoe alle aandelen behoren, waarbij de vennootschap wordt vertegenwoordigd door deze aandeelhouder of door één van de deelgenoten, schriftelijk vastgelegd. Voor de toepassing van de vorige zin worden aandelen gehouden door de vennootschap of haar dochtermaatschappijen niet meegeteld.

5.	Lid 4 is niet van toepassing op rechtshandelingen die onder de bedongen voorwaarden tot de gewone bedrijfsuitoefening van de vennootschap behoren.

Artikel 16. Goedkeuring van besluiten van de directie.

1.	De algemene vergadering is bevoegd besluiten van de directie aan haar goedkeuring te onderwerpen. Deze besluiten dienen duidelijk omschreven te worden en schriftelijk aan de directie medegedeeld te worden.

2.	Het ontbreken van een goedkeuring als bedoeld in lid 1 van dit artikel tast de vertegenwoordigingsbevoegdheid van de directie of directeuren niet aan.

Artikel 17. Ontstentenis of belet.

In geval van ontstentenis of belet van een directeur zijn de andere directeuren of is de andere directeur tijdelijk met het bestuur van de vennootschap belast. In geval van ontstentenis of belet van alle directeuren of van de enige directeur is de persoon die daartoe door de algemene vergadering wordt benoemd, tijdelijk met het bestuur van de vennootschap belast.

HOOFDSTUK VIII.

Jaarrekening. Winst.

Artikel 18. Boekjaar. Opmaken jaarrekening. Accountant.

1.	Het boekjaar vangt aan op één mei en zal eindigen op dertig april van het daaropvolgende kalenderjaar.

2.	Jaarlijks binnen vijf maanden na afloop van het boekjaar, behoudens verlenging van deze termijn met ten hoogste zes maanden door de algemene vergadering op grond van bijzondere omstandigheden, maakt de directie een jaarrekening op.

3.	De jaarrekening wordt ondertekend door de directeuren; ontbreekt de ondertekening van één of meer hunner, dan wordt daarvan onder opgave van reden melding gemaakt.

4.	De vennootschap kan, en indien daartoe wettelijk verplicht zal, aan een accountant de opdracht verlenen tot onderzoek van de jaarrekening.

Artikel 19. Vaststelling jaarrekening. Décharge. Openbaarmaking.

1.	De algemene vergadering stelt de jaarrekening vast. Vaststelling van de jaarrekening strekt niet tot décharge van een directeur. De algemene vergadering kan bij afzonderlijk besluit décharge verlenen aan een directeur.

2.	De vennootschap is verplicht tot openbaarmaking van haar jaarrekening binnen acht dagen na de vaststelling daarvan, tenzij een wettelijke vrijstelling van toepassing is.

Artikel 20. Winst.

1.	De winst staat ter beschikking van de algemene vergadering.

2.	Uitkeringen kunnen slechts plaats hebben tot ten hoogste het uitkeerbare deel van het eigen vermogen.

3.	Uitkering van winst geschiedt na de vaststelling van de jaarrekening waaruit blijkt dat zij geoorloofd is.

4.	De directie kan, met inachtneming van het dienaangaande in lid 2 bepaalde, besluiten tot uitkering van interim-dividend.

5.	De algemene vergadering kan, met inachtneming van het dienaangaande in lid 2 bepaalde, besluiten tot uitkeringen ten laste van een reserve.

6.	De vordering van de aandeelhouder tot uitkering verjaart door een tijdsverloop van vijf jaren.

HOOFDSTUK IX.

Algemene vergaderingen van aandeelhouders.

Artikel 21. Jaarvergadering en andere vergaderingen.

Oproeping.

1.	Jaarlijks binnen zes maanden na afloop van het boekjaar, wordt de jaarvergadering gehouden bestemd tot de behandeling en vaststelling van de jaarrekening.

2.	Andere algemene vergaderingen van aandeelhouders worden gehouden zo dikwijls de directie zulks nodig acht.

3.	De algemene vergaderingen van aandeelhouders worden door de directie bijeengeroepen door middel van brieven aan de adressen van de aandeelhouders volgens het register van aandeelhouders.

4.	De oproeping geschiedt niet later dan op de vijftiende dag voor die van de vergadering.

5.	De algemene vergaderingen van aandeelhouders worden gehouden in de gemeente waar de vennootschap volgens de statuten haar zetel heeft.

6.	De algemene vergadering voorziet zelf in haar voorzitterschap. Tot dat ogenblik wordt het voorzitterschap waargenomen door een directeur of bij gebreke daarvan door de in leeftijd oudste ter vergadering aanwezige persoon.

7.	De directeuren hebben als zodanig in de algemene vergadering van aandeelhouders een raadgevende stem.

Artikel 22. Het gehele geplaatste kapitaal is vertegenwoordigd. Aantekeningen.

1.	Zolang in een algemene vergadering van aandeelhouders het gehele geplaatste kapitaal is vertegenwoordigd, kunnen geldige besluiten worden genomen over alle aan de orde komende onderwerpen, mits met algemene stemmen, ook al zijn de door de wet of de statuten gegeven voorschriften voor het oproepen en houden van vergaderingen niet in acht genomen.

2.	De directie houdt van de genomen besluiten aantekening. Indien de directie niet ter vergadering is vertegenwoordigd wordt door of namens de voorzitter van de vergadering een afschrift van de genomen besluiten zo spoedig mogelijk na de vergadering aan de directie verstrekt. De aantekeningen liggen ten kantore van de vennootschap ter inzage van de aandeelhouders. Aan ieder van dezen wordt desgevraagd een afschrift of uittreksel van deze aantekeningen verstrekt tegen ten hoogste de kostprijs.

Artikel 23. Stemmingen.

1.	Ieder aandeel geeft recht op één stem.

2.	De vergaderrechten kunnen worden uitgeoefend bij een schriftelijk gevobnachtigde.

3.	Voor zover de wet geen grotere meerderheid voorschrijft worden alle besluiten genomen met volstrekte meerderheid van de uitgebrachte stemmen.

4.	Staken de stemmen dan is het voorstel verworpen.

Artikel 24. Besluitvorming buiten vergadering.

Aantekeningen.

1.	Besluiten van aandeelhouders kunnen in plaats van in algemene vergaderingen van aandeelhouders ook schriftelijk worden genomen, mits met algemene stemmen van alle stemgerechtigde aandeelhouders. Het bepaalde in artikel 14 lid 3, tweede volzin, is van overeenkomstige toepassing.

2.	Op besluitvorming buiten vergadering als bedoeld in het vorige lid is het bepaalde in artikel 21 lid 7 van overeenkomstige toepassing.

3.	De directie houdt van de aldus genomen besluiten aantekening. Ieder van de aandeelhouders is verplicht er voor zorg te dragen dat de conform lid 1 genomen besluiten zo spoedig mogelijk schriftelijk ter kennis van de directie worden gebracht. De aantekeningen liggen ten kantore van de vennootschap ter inzage van de aandeelhouders. Aan ieder van dezen wordt desgevraagd een afschrift of een uittreksel van deze aantekeningen verstrekt tegen ten hoogste de kostprijs.

HOOFDSTUK X.

Statutenwijziging en ontbinding. Vereffening.

Artikel 25. Statutenwijziging en ontbinding.

Wanneer aan de algemene vergadering een voorstel tot Statutenwijziging of tot ontbinding van de vennootschap wordt gedaan, moet zulks steeds bij de oproeping tot de algemene vergadering van aandeelhouders worden vermeld, en moet, indien het een statutenwijziging betreft, tegelijkertijd een afschrift van het voorstel waarin de voorgedragen wijziging woordelijk is opgenomen, ten kantore van de vennootschap ter inzage worden gelegd voor aandeelhouders tot de afloop van de vergadering.

Artikel 26. Veteffening.

1.	In geval van ontbinding van de vennootschap krachtens besluit van de algemene vergadering zijn de directeuren belast met de vereffening van de zaken van de vennootschap.

2.	Gedurende de vereffening blijven de bepalingen van de statuten voor zover mogelijk van kracht.

3.	Hetgeen na voldoening van de schulden is overgebleven wordt overgedragen aan de aandeelhouders naar evenredigheid van het gezamenlijk bedrag van ieders aandelen.

4.	Op de veteffening zijn voorts de bepalingen van Titel 1, Boek 2 van het Burgerlijk Wetboek van toepassing.

Slotbepaling.

Artikel 27.

Het eerste boekjaar van de vennootschap loopt tot en met dertig april tweeduizend negen.

UNOFFICIAL TRANSLATION OF THE COMPLETE

CONTINUOUS TEXT OF

THE ARTICLES OF ASSOCIATION OF

CHC Den Helder B.V.,

having its registered seat in: Hoofddorp.

The undersigned:

Ralph Joseph Wilhelm Mulkens, candidate civil-kw notary, hereinafter referred to as: “civil-kw notary”, acting as a deputy of Daan ter Braak, civil-law notary in Amsterdam,

declares:

that an unofficial English translation of the continuous text of the Articles of Association of CHC Den Helder B.V., having its registered office in Hoofddorp, dated 15 Juli 2009, reads to the best of my knowledge in conformity with the document attached to this declaration. The Articles of Association were lastly amended by notarial deed, executed before me, civil-law notary, on 15 Juli 2009.

The Ministerial declaration of no impediments was granted on 7 July 2009, under number B.V. 1503413.

In the attached document an attempt has been made to be as literal as possible without jeopardizing the overall continuity.

Inevitably, differences may occur in translation, and if so, the Dutch text will by law govern.

Signed in Amsterdam on 15 July 2009.

[Notary Seal]	/s/ Ralph Joseph Wilhelm Mulkens

CHAPTER I.

Definitions.

Article 1.

In these articles of association the following expressions shall have the following meanings:

a.	the general meeting: the body of the company formed by shareholders;

b.	the general meeting of shareholders: the meeting of shareholders;

c.	the distributable part of the net assets: that part of the company’s net assets which exceeds the aggregate of the issued capital and the reserves which must be maintained by virtue of law;

d.	the annual accounts: the balance sheet and the profit and loss account with the explanatory notes;

e.	the annual meeting: the general meeting of shareholders held for the purpose of discussion and adoption of the annual accounts;

f.	accountant: a “register-accountant” or other accountant referred to in Article 393, Book 2 of the Civil Code, as well as an organisation within which such accountants practice.

CHAPTER II.

Name, seat, objects.

Article 2. Name and seat.

1.	The name of the company is:

CHC Den Helder B.V.

2.	The official seat of the company is in Hoofddorp (the Netherlands).

Article 3. Objects.

The objects of the company are:

a.	to conduct an aircraft company in general and to carry out commercial transport with helicopters, maintenance on helicopters and handling of cargo and passengers in special and everything related thereto, for their own account or joint ownership or working together with third parties;

b.	to furnish guarantees, to provide security, to commit itself as guarantor or severally liable co-debtor, or declares itself jointly or severally liable with or for others, particularly - but not exclusively - to the benefit of companies which are subsidiaries and/or affiliates of the company or in which the company holds any interests;

c.	to incorporate, to participate in any way whatsoever, to manage, to supervise, to operate and to promote enterprises, businesses and companies;

d.	to finance businesses and companies;

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e.	to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreements in connection with the aforementioned;

f.	to supply advice and to render services to enterprises and companies with which the company forms a group and to third parties;

g.	to obtain, alienate, manage and exploit registered property and items of property in general;

as well as everything pertaining to the foregoing, relating thereto or conducive thereto, all in the widest sense of the word.

CHAPTER III.

Capital and shares. Register.

Article 4. Authorised capital.

1.	The authorised capital amounts to ninety thousand Euro (EUR 90,000).

2.	The authorised capital is divided into ninety thousand (90,000) shares of one Euro (EUR 1) each.

3.	All shares are to be registered shares and are continuously numbered from 1. No share certificates shall be issued.

Article 5. Register of shareholders.

1.	The management board shall keep a register in which the names and addresses of all shareholders are recorded, showing the date on which they acquired the shares, the date of the acknowledgement or notification, and the amount paid on each share.

2.	The names and addresses of those with a right of usufruct (‘life interest’) or a pledge on the shares shall also be entered in the register, stating the date on which they acquired the right, and the date of acknowledgement or notification.

3.	Each shareholder, each beneficiary of a life interest and each pledgee is required to give written notice of his address to the company.

4.	The register shall be kept accurate and up to date. All entries and notes in the register shall be signed by a member of the management board.

5.	On application by a shareholder, a beneficiary of a life interest or a pledgee, the management board shall furnish an extract from the register, free of charge, insofar as it relates to his rights in a share.

6.	The management board shall make the register available at the company’s office for inspection by the shareholders.

CHAPTER IV.

Issuance of shares. Own shares.

Article 6. Issuance of shares.

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Body of the company competent to issue shares.

Notarial deed.

1.	The issuance of shares may only be effected pursuant to a resolution of the general meeting, insofar as the general meeting has not designated another body of the company in this respect.

2.	The issuance of a share shall furthermore require a deed drawn up for that purpose in the presence of a civil law notary registered in the Netherlands to which those involved are party.

Article 7. Conditions of issuance. Rights of pre-emption.

1.	A resolution for the issuance of shares shall stipulate the price and further conditions of issuance.

2.	Upon issuance of shares, each shareholder shall have a right of pre-emption in proportion to the aggregate nominal amount of his shares, subject to the limitations set by law.

3.	Shareholders shall have a similar right of pre-emption if options are granted to subscribe for shares.

4.	Prior to each single issuance the right of pre-emption may be limited or excluded by the body of the company competent to issue.

Article 8. Payment for shares.

1.	The full nominal amount of each share must be paid in on issue.

2.	Payment for a share must be made in cash insofar as no other manner of payment has been agreed on. Payment in foreign currency can be made only after approval by the company.

Article 9. Own shares.

1.	When issuing shares, the company shall not be entitled to subscribe for its own shares.

2.	The company may, subject to the relevant provisions of the law, acquire fully paid in shares in its own capital or depository receipts thereof, up to the maximum permitted by law.

3.	The company may give loans with a view to the subscription for or acquisition of shares in its capital or depository receipts thereof, but only up to the amount of the distributable reserves.

4.	The disposal of shares or depository receipts thereof held by the company shall be effected pursuant to a resolution of the general meeting, with due observance of the provisions of the blocking clause.

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5.	No voting rights may be exercised in the general meeting for any share held by the company or any of its subsidiaries, nor in respect of any share of which the company or any of its subsidiaries holds depository receipts.

CHAPTER V.

Transfer of shares. Limited rights.

Issuance of depository receipts.

Article 10. Transfer of shares. Shareholders’ rights.

Life interest (“Vruchtgebruik”). Pledging (“Pandrecht”).

Issuance of depository receipts.

1.	The transfer of a share or the transfer of a right in rem thereon shall require a deed drawn up for that purpose in the presence of a civil law notary registered in the Netherlands to which those involved are party.

2.	Unless the company itself is party to the legal act, the rights attached to the share can only be exercised after the company has acknowledged said legal act or said deed has been served on it in accordance with the relevant provisions of the law.

3.	If a share is pledged or the owner creates a life interest in a share, the voting right can only be assigned to the beneficiary of the life interest or the pledgee after written approval by the general meeting.

4.	The company shall not cooperate to the issuance of depository receipts for its shares.

CHAPTER VI.

Blocking clause.

Article 11.

1.	Any shareholder wishing to transfer one or more shares, shall first offer to sell those shares to his co-shareholders in accordance with die provisions of this article. The obligation to make this offer is not applicable if, either all shareholders have given their written approval to the proposed transfer, which approval shall be valid for a period of three months, or a shareholder is obligated by law to transfer his shares to a prior shareholder.

2.

The price at which the shares can be purchased by the other shareholders shall be agreed between the offerer and his co-shareholders. Failing agreement between the parties the price shall be set by an independent expert on request by the most willing party to be appointed by the chairman of the Chamber of Commerce and Factories in whose district the company has its official seat, unless the expert is appointed by the parties by mutual consent. The expert referred to in the preceding sentence shall be authorised to inspect all books and records of the

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company and to obtain all such information as will be useful for his setting the price.

3.	If the co-shareholders together are interested in purchasing more shares than have been offered, the offered shares shall be distributed among them as far as possible in proportion to the shareholding of each interested party. However no interested party shall thus acquire more shares than he has applied for.

4.	The offeror remains entitled to withdraw his offer, provided he does so within one month after he is informed to which interested parties he can sell all the shares included in the offer and at what price.

5.	If it is established that the co-shareholders, do not accept the offer or that not all shares included in the offer shall be purchased against payment in cash, the offeror shall be free to transfer the shares within three months thereafter to whomsoever he wishes.

6.	The company itself as holder of one or more shares shall be entitled to apply for the offered shares only with the consent of the offeror.

7.	In case of suspension of payments, bankruptcy or placement under curatorship of a shareholder and in case of appointment of an administrator by the court over the property of a shareholder or over his shares in the company or in case of death of a shareholder who is an individual, the shares of the shareholder concerned shall be put on offer in accordance with the foregoing provisions hereof, within three months of the relevant event. If applications are made for all shares on offer, the offer may not be withdrawn.

CHAPTER VII.

Management.

Article 12. Management board.

The management of the company shall be constituted by a management board, consisting of one or more members.

Article 13. Appointment. Suspension and dismissal.

Remuneration.

1.	The general meeting shall appoint the members of the management board.

2.	A member of the management board may at any time be suspended or dismissed by the general meeting.

3.	The general meeting shall determine the remuneration and further conditions of employment for each member of the management board.

Article 14. Duties of the management board.

Decision making process. Allocation of duties.

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1.	Subject to the restrictions imposed by these articles of association, the management board shall be entrusted with the management of the company.

2.	The management board may lay down rules regarding its own decision making process.

3.	Resolutions of the management board may also be adopted in writing without recourse to a management board meeting, provided they are adopted by a unanimous vote of all members of the management board. The expression in writing shall include any document transmitted by current means of communication and received in writing.

4.	The management board may determine the duties with which each member of the management board will be charged in particular.

Article 15. Representation.

1.	The management board shall be authorised to represent the company. Each member of the management board is also authorised to represent the company.

2.	The management board may appoint staff members with general or limited power to represent the company. Each staff member shall be competent to represent the company with due observance of any restrictions imposed on him. The management board shall determine their titles.

3.	In the event of a conflict of interest between the company and a member of the management board, the company shall be represented by one of the other members of the management board. The general meeting shall at all times be competent to designate one or more other persons for this purpose. If it concerns a conflict of interest between the company and all members of the management board, or the sole member of the management board, the company shall be represented by one or more persons to be designated by the general meeting.

4.	Without regard to whether a conflict of interest exists or not, all legal acts of the company vis-à-vis a holder of all of the shares, or vis-à-vis a participant in a marital community of which all of the shares form a part, whereby the company is represented by such shareholder or one of the participants, shall be put down in writing. For the application of the foregoing sentence, shares held by the company or its subsidiaries shall not be taken into account.

5.	Paragraph 4 does not apply to legal acts that, under their agreed terms, form part of the normal course of business of the company.

Article 16. Approval of decisions of the management board.

1.	The general meeting is entitled to require resolutions of the management board to be subject to its approval. These resolutions shall be clearly specified and notified to the management board in writing.

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2.	The lack of approval referred to in paragraph 1 does not affect the authority of the management board or its members to represent the company.

Article 17. Absence of prevention.

If a member of the management board is absent or prevented from performing his duties, the remaining members or member of the management board shall be temporarily entrusted with the entire management of the company. If all members of the management board, or the sole member of the management board, are absent or prevented from performing their duties, the management of the company shall be temporarily entrusted to the person designated for this purpose by the general meeting.

CHAPTER VIII.

Annual accounts. Profits.

Article 18. Financial year.

Drawing up of the annual accounts. Accountant.

1.	The financial year shall run from the first day of May up to and including the thirtieth day of April of the following year.

2.	Annually, not later than five months after the end of the financial year, unless by reason of special circumstances this term is extended by the general meeting by not more than six months, the management board shall draw up annual accounts.

3.	The annual accounts shall be signed by all the members of the management board. If the signature of one or more of them is lacking, this shall be stated and reasons given.

4.	The company may, and if the law so requires shall, appoint an accountant to audit the annual accounts.

Article 19. Adoption of the annual accounts. Discharge. Publication.

1.	The general meeting shall adopt the annual accounts. Adoption of the annual accounts shall not discharge a member of the management board. The general meeting may discharge a member of the management board by a separate resolution.

2.	The company shall publish the annual accounts within eight days following the adoption thereof, unless a statutory exemption is applicable.

Article 20. Profits.

1.	The general meeting shall determine the allocation of accrued profits.

2.	Dividends may be paid only up to an amount which does not exceed the amount of the distributable part of the net assets.

3.	Dividends shall be paid after adoption of the annual accounts from which it appears that payment of dividends is permissible.

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4.	The management board, may subject to due observance or paragraph 2, resolve to pay an interim dividend.

5.	The general meeting may, subject to due observance of paragraph 2, resolve to make payments to the charge of any reserve which need not be maintained by virtue of the law.

6.	A claim of a shareholder for payment of dividend shall be barred after five years have elapsed.

CHAPTER IX.

General meetings of shareholders.

Article 21. Annual meeting. Other meetings. Convocation.

1.	The annual meeting shall be held annually, and not later than six months after the end of the financial year, for the purpose of discussion and adoption of the annual accounts.

2.	Other general meetings of shareholders shall be held as often as the management board deems such necessary.

3.	General meetings of shareholders shall be convoked by the management board, by letter mailed to the addresses of the shareholders as shown in the register of shareholders.

4.	The convocation shall take place no later than on the fifteenth day prior to the date of the meeting.

5.	The general meetings of shareholders shall be held in the municipality in which the company has its official seat according to these articles of association.

6.	The general meeting shall itself appoint its chairman. Until that moment a member of the management board shall act as chairman and in the absence of such a member the eldest person present at the meeting shall act as chairman.

7.	The members of the management board shall, as such, have the right to give advice in the general meeting of shareholders.

Article 22. Waiver of formalities. Records.

1.	As long as the entire issued capital is represented at a general meeting of shareholders valid resolutions can be adopted on all subjects brought up for discussion, even if the formalities prescribed by law or by the articles of association for the convocation and holding of meetings have not been complied with, provided such resolutions are adopted unanimously.

2.

The management board keeps a record of the resolutions made. If the management board is not represented at a meeting, the chairman of the meeting shall provide the management board with a transcript of the resolutions made as soon as possible after the meeting. The records shall be deposited at the offices of

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the company for inspection by the shareholders. Upon request each or them shall be provided with a copy or an extract of such record at not more than the actual costs.

Article 23. Voting rights.

1.	Each share confers the right to cast one vote.

2.	The right to take part in the meeting may be exercised by a proxy authorised in writing.

3.	To the extent that the law does not require a qualified majority, all resolutions shall be adopted by a majority of the votes cast.

4.	If there is a tie of votes the proposal is thus rejected.

Article 24. Resolutions outside of meetings. Records.

1.	Resolutions of shareholders may also be adopted in writing without recourse to a general meeting of shareholders, provided they are adopted by a unanimous vote representing the entire issued capital. The provision of article 14 paragraph 3, second sentence, shall apply correspondingly.

2.	The provisions of article 21 paragraph 7 shall apply correspondingly to the adoption of resolutions outside a meeting as referred to in paragraph 1.

3.	The management board shall keep a record of the resolutions thus made. Each of the shareholders must procure that the management board is informed in writing of the resolutions made in accordance with paragraph 1 as soon as possible. The records shall be deposited at the offices of the company for inspection by the shareholders. Upon request each of them shall be provided with a copy or an extract of such record at not more than the actual costs.

CHAPTER X.

Amendment of the articles of association and dissolution.

Liquidation.

Article 25.

Amendment of the articles of association and dissolution.

When a proposal to amend the articles of association or to dissolve the company is to be made to the general meeting, this must be mentioned in the notification of the general meeting of shareholders. As regards an amendment of the articles of association, a copy of the proposal including the text of the proposed amendment must at the same time be deposited and held available at the company’s office for inspection by shareholders and depository receipt holders until the end of the meeting.

Article 26. Liquidation.

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1.	In the event of dissolution of the company by virtue of a resolution of the general meeting, the members of the management board shall be charged with the liquidation of the business of the company.

2.	During liquidation, the provisions of these articles of association shall remain in force as far as possible.

3.	The balance remaining after payment of debts shall be transferred to the shareholders in proportion to the aggregate amount of their shareholdings.

4.	The liquidation shall furthermore be subject to the provisions of Title1, Book 2 of the Civil Code.

Final provision.

Article 27.

The first financial year of the company shall run up to and including the thirtieth day of April two thousand and nine.

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